Exhibit 6.3

SCHEDULE NO.	1	COMMENCEMENT DATE	November 30, 2021

To Master Loan and Security Agreement (MLSA)	CK7-PAR-2021	dated	November 19, 2021	between
the undersigned parties. The terms and conditions of the MLSA are incorporated herein by this reference and apply to the Loan secured by the Collateral (such term and all other capitalized terms having the meanings given to them in the MLSA).

BORROWER (AND COLLATERAL LOCATION)	LENDER
PARKER CLAY GLOBAL, PBC	COSTELLA KIRSCH VII, l.p.
133 E. Anapamu St.	3500 Alameda de las Pulgas #150
Santa Barbara, CA 93101	Menlo Park, CA 94025

COLLATERAL	As defined in MLSA	SCHEDULE AMOUNT	$1,500,000

PAYMENT TERMS

The following Payments are due monthly on the last business day of each month.

From beginning of interest 12/31/21 to the end of interest 05/31/22:	$10,000
From beginning of interest 06/30/22 to the end of interest 01/31/23:	$15,000
From beginning of amortization 02/28/23 to the end of amortization date of 07/31/25:	$58,122

INSURANCE	See attached Certificate of Insurance

COLLATERAL VALIDITY

On Behalf of Borrower, I hereby: (1) certify that I am duly authorized to execute this Schedule; (2) request Lender to make this Loan for the purpose of financing Borrower’s business purposes; and (3) confirm that Borrower has read and understood the terms and conditions of the Loan and, as an authorized officer of Borrower, execute documents on behalf of Borrower on the above date.

FOR AND ON BEHALF OF:
BORROWER:	PARKER CLAY GLOBAL, PBC	LENDER:	COSTELLA KIRSCH VII, L.P.
Signed:		Signed:
Name:	Ian Bentley	Name:	Richard F. Ginn
Title:	CEO	Title:	Managing Member of the G.P.

MASTER LOAN AND SECURITY AGREEMENT

Agreement No. CK7-PAR-2021 Dated November 19, 2021

This Master Loan and Security Agreement (this “Agreement”) is entered into by and between Costella Kirsch VII, L.P. (“Lender”), having its principal place of business at 3500 Alameda de las Pulgas, Suite 150, Menlo Park, CA 94025, and Parker Clay Global, PBC “Borrower”), having its principal place of business at 133 E. Anapamu St., Santa Barbara, CA 93101.

1. LOAN: Subject to the terms and conditions of this Agreement, Lender agrees to make loans (each, a “Loan” and, collectively, the “Loans”) to Borrower from time to time, on a schedule in the form of Exhibit C attached hereto (each, a “Schedule” and, collectively, the “Schedule(s)”) and pursuant to the terms of the Commitment Letter(s) attached hereto as Exhibit A. Amounts borrowed and repaid may not be reborrowed. Each Loan shall be secured by a lien as described in Section 4. Lender may terminate its commitment to make any additional loans, advances or extensions of credit at any time if any Event of Default occurs and continues.

2. TERMS AND PAYMENTS: Each Loan shall commence upon the execution of a Schedule in connection therewith by Lender and Borrower. Borrower agrees to pay Lender: (a) the interest-only payments and (b) the combined payments of principal and interest ((a) and (b) together, “Payments”)) on the due dates and in the amounts specified herein and in the applicable Schedule; provided that all amounts due or to become due hereunder may be declared by Lender to be immediately due and payable pursuant to Section 12. Borrower may prepay Loans under this Agreement by paying all scheduled but unpaid Payments less 35% of unearned interest. Lender will make reasonable efforts to properly collect monthly Payments from Borrower by ACH, but the failure to do so will not relieve Borrower of its obligation to pay all amounts due under any Loan. Borrower agrees to execute any documentation reasonably requested by Lender or Borrower’s bank to initiate payment by ACH. Payments will be due as specified in the Schedule(s). If Lender should make any fundings under a Loan prior to the Commencement Date of a Schedule, Borrower shall pay interim interest to Lender at a rate equal to the implicit annual interest rate of the Schedule, divided by 360, multiplied by the number of days of interim interest, and multiplied by the “Loan Amount” as set forth in the applicable Schedule from such funding date to the Commencement Date. In the event of a declared default, default interest will accrue at a rate of 1.5% per month on the amount due.

3. FINAL BALLOON PAYMENT OBLIGATION: None.

4. GRANT OF SECURITY INTEREST: In order to secure the full, prompt and complete payment and performance of its obligations under this Agreement and each Schedule, Borrower grants to Lender (subject to Permitted Liens) a valid, first priority, continuing security interest in the Collateral, as detailed in Exhibit B. Borrower shall take such actions as Lender reasonably requests to perfect the security interest granted in this Agreement.

5. TITLE, LOCATION AND RETURN: Borrower, at its expense, shall protect and defend the title to the Collateral and keep it free of filed liens of third parties other than Permitted Liens. Borrower may not remove the Collateral from its place of installation without Lender’s prior written consent, which consent shall not be unreasonably withheld. Lender shall have the right to inspect the Collateral during regular business hours, with reasonable notice, and in compliance with Borrower’s reasonable security procedures.

6. ASSIGNMENT: Borrower acknowledges and agrees that Lender may sell, assign, grant a security interest in, or otherwise transfer all or any part of its rights, title and interest in this Agreement (including, without limitation, the security interest granted herein) or any Schedule without notice to or the consent of Borrower. Upon written notice, Borrower shall, if requested, pay directly to such assignee without abatement, deduction or set-off all amounts which become due hereunder. Such assignee shall have and be entitled to exercise any and all rights and remedies of Lender hereunder, and all references herein to Lender shall include Lender’s assignee. BORROWER MAY NOT ASSIGN, GRANT A SECURITY INTEREST IN, OR OTHERWISE TRANSFER, LEASE OR DISPOSE OF ALL OR ANY PART OF ITS RIGHTS, TITLE AND INTEREST IN AND TO THIS AGREEMENT, ANY SCHEDULE OR ANY COLLATERAL OTHER THAN PERMITTED LIENS AND PERMITTED TRANSFERS.

1.

7. TAXES: Borrower agrees to pay if and when due, and indemnify, hold harmless and reimburse Lender for, in addition to other amounts due hereunder and under each Schedule, all fees and assessments, and all sales, use, property, excise and other taxes and charges (including all interest and penalties), now or hereafter imposed by any governmental body or agency upon or in connection with any of the Collateral or this Agreement or any Schedule hereunder or upon the purchase, ownership, possession, leasing, operation, use, rentals or other payments, or disposition of any Collateral whether payable by Lender or Borrower (exclusive, in each case, of any taxes on or measured by Lender’s net income). Borrower agrees to prepare and file promptly with the appropriate offices any and all tax and similar returns required to be filed with respect thereto. Any expenses paid by Lender on behalf of Borrower shall become immediately due and payable.

8. USE; MAINTENANCE: With respect to the equipment included in the Collateral, (a) Borrower, at its expense, shall make all necessary site preparations and cause such Collateral to be operated in accordance with any applicable manufacturer’s manuals or instructions. (b) Borrower, at its expense, shall maintain such Collateral in good condition, reasonable wear and tear excepted, and will comply with all laws to which the use and operation of such Collateral may be or become subject. Such obligation shall extend to repair and replacement of any partial loss or damage to such Collateral that is necessary to the business, regardless of the cause. If maintenance is mandated by manufacturer, Borrower shall obtain and keep in effect, at all times during the term of this Agreement maintenance service contracts with suppliers approved by the manufacturer or Lender, such approval not to be unreasonably withheld. All parts furnished in connection with such maintenance or repair shall immediately become part of the Collateral. All such maintenance, repair and replacement services shall be timely paid for and discharged by Borrower with the result that no lien will attach to the Collateral. (c) Borrower shall provide Lender any information from time to time reasonably requested by Lender with respect to any matter respecting such Collateral.

9. INSURANCE: Borrower shall obtain and maintain for the term of this Agreement, at its own expense, “all risk” insurance against loss or damage to the Collateral, and general public liability insurance (including contractual liability coverage), and such other insurance against such other risks of loss and with such terms, as shall be customary for other businesses similar to Borrower’s business. The amount of the “all risk” insurance shall be the greater of the replacement value of the Collateral (as new) or the “Loan Amount” of the applicable Schedule. Each insurance policy shall: (i) name Lender as an additional insured or loss payee, or both, as appropriate, (ii) provide each insurer’s waiver of its right of subrogation against Lender, (iii) provide that such insurance shall not be invalidated by any action of, or breach of warranty by, Borrower under any of its insurance policies, (iv) provide that Borrower’s insurance shall be primary without a right of contribution of Lender’s insurance, if any, and (v) shall contain a clause requiring the insurer to give Lender at least 30 days prior written notice of any alterations in the terms of such policy or of its cancellation. Borrower shall on or prior to the date of the first Schedule and prior to each policy renewal, furnish to Lender certificates of insurance or other evidence satisfactory to Lender that such insurance coverage is in effect. Borrower further agrees to give Lender prompt notice of any material damage to, or loss of, the Collateral, or any part thereof.

10. LOSS; DAMAGE; INDEMNIFICATION: If, for any reason, any of the equipment that is included in the Collateral shall become lost, stolen, destroyed or damaged beyond repair, or be condemned, confiscated, or seized (except by Lender), Borrower shall promptly use the proceeds of insurance or condemnation to replace the Collateral with Collateral of similar kind and such replacement Collateral shall immediately become subject to Lender’s security interest hereunder. Borrower hereby assumes liability for, and shall indemnify and defend Lender against, any and all liabilities, losses, damages, claims and expenses (including reasonable attorney fees) in any way relating to or arising out of this Agreement, any Schedule or any item of Collateral, including without limitation the manufacture, purchase, ownership, shipment, transportation, delivery, installation, leasing, possession, use, operation, deinstallation, storage and return of such Collateral, except for loss caused solely by the gross negligence or willful misconduct of Lender. Borrower shall give Lender prompt notice of any occurrence, event or condition in connection of which Borrower becomes aware with which Lender may be entitled to indemnification hereunder.

11. EVENTS OF DEFAULT: An “Event of Default” shall occur if Borrower: (i) fails to pay any payment required hereunder within three days of the due date; or (ii) fails to perform or observe any other covenant, condition or agreement hereunder or breaches any provision contained herein or in any other document furnished by Lender in connection herewith and such failure is not cured within 30 days of written notice by Lender to Borrower; or (iii) without Lender’s consent, attempts to sell, transfer, encumber, part possession with, or sublet any item of Collateral other than Permitted Liens or Permitted Transfers; or (iv) makes any representation or warranty herein or in any document furnished in connection herewith, which shall have been materially false or inaccurate when made; or (v) fails to maintain insurance required hereunder; or (vi) shall be generally unable to pay its debts as they become due, becomes insolvent or bankrupt or makes an assignment for the benefit of creditors or consents to the appointment of a trustee or receiver or insolvency proceedings shall be instituted by or against Borrower and in the event of involuntary insolvency proceedings, not dismissed within 45 days; or (vii) fails to provide Lender with monthly financials within 30 days of month end or (viii) fails to provide audited annual financials, if prepared, within 30 days of when such audited statements are provided to Borrower’s board; or (ix) shall be in default with any lien holder with a balance in excess of $50,000; or (x) shall take on additional secured debt without written approval from Lender other than debt secured by Permitted Liens.

2.

12. REMEDIES: Upon the occurrence of any Event of Default and at any time thereafter, Lender may, in its discretion, do any one or more of the following: (i) terminate this Agreement upon notice to Borrower; (ii) declare any or all sums under this Agreement or any Schedule to be immediately due and payable in full; (iii) require that Borrower return all Collateral to Lender in accordance with this Agreement; (iv) enter upon the premises where such Collateral is located and take immediate possession of and remove the same, all without liability to Lender or its agents for such entry; (v) to the extent permitted by applicable law, sell any or all of the Collateral at public or private sale, with or without notice to Borrower or advertisement, or otherwise dispose of, hold, use, operate, or lease to others or keep idle such Collateral, all free and clear of any rights of Borrower; or (vi) exercise any other right or remedy which may be available under the Uniform Commercial Code, any other applicable law or in equity, including the right to recover damages for the breach hereof. In addition, Borrower shall be liable for, and reimburse Lender for, all reasonable and necessary attorneys’ fees and other expenses incurred by Lender in enforcing this Agreement, or the exercise of Lender’s remedies hereunder, including, without limitation, placing any Collateral in the condition required by this Agreement. No remedy referred to in this Section is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Lender at law or in equity. There shall be no waiver by Lender of any default unless in writing and such waiver shall not constitute a waiver of any other default by Borrower, or a waiver of any of Lender’s other rights. Any partial exercise of or failure to exercise any right or remedy shall not operate as a waiver or disclaimer of such right or remedy or any other right or remedy of Lender.

13. BORROWER’S REPRESENTATIONS, WARRANTIES, AND COVENANTS: As of the date of the Loan, and, without any further action, again as of the date of each Schedule, Borrower warrants and represents the following: (a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified and authorized to do business in each state where any Collateral will be located and where the failure to be so qualified could have a material adverse change. Borrower has the full corporate power, authority and legal right and has obtained all necessary approvals, consents and given all notices to execute and deliver this Agreement and perform the terms hereof and of each Schedule; (b) There is no action, proceeding or patent claim pending or, insofar as Borrower knows, threatened against Borrower or any of its subsidiaries before any court or administrative agency which would reasonably be expected to have a material adverse effect on the business, condition or operations of Borrower or such subsidiary; (c) All financials delivered to Lender by Borrower shall be prepared using Generally Accepted Accounting Principles; and (d) Borrower owns its property free and clear of any encumbrances or adverse claims. Borrower further warrants, represents, and covenants that it (i) is and shall be in compliance with all securities, environmental, labor and other material laws, rules and regulations to which it is subject; (ii) will not transfer, sell, lease, license or otherwise convey any of the Collateral except for Permitted Liens and Permitted Transfers; and (iii) will not pre-pay any other amortizing debt prior to its scheduled maturity.

14. JURY WAIVER; JUDICIAL REFERENCE: BORROWER AND LENDER WAIVE ANY RIGHT TO A JURY TRIAL OF ANY MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND ANY OTHER MATTER BETWEEN THEM. IF THIS JURY WAIVER IS UNENFORCEABLE FOR ANY REASON, BORROWER AND LENDER WILL RESOLVE ALL DISPUTES HEREUNDER BY REFERENCE TO A MUTUALLY ACCEPTABLE REFEREE, SITTING WITHOUT A JURY, (OR IF THE PARTIES CANNOT AGREE ON A REFEREE, ONE APPOINTED BY THE PRESIDING JUDGE OF THE CALIFORNIA SUPERIOR COURT FOR SAN MATEO COUNTY) PURSUANT TO CODE OF CIVIL PROCEDURE SECTION 638 ET SEQ.

15. DEFINITIONS:

“Permitted Liens” shall mean (a) liens in favor of Lender; (b) liens arising as a matter of law or created in the ordinary course of business so long as such liens do not secure indebtedness for borrowed money or encumber inventory or accounts receivable; and (c) purchase money liens or capital leases upon property used by Borrower in the ordinary course of business not to exceed $50,000 in aggregate unless otherwise agreed by Lender in writing.

“Permitted Transfers” shall mean (a) the transfer of inventory in the ordinary course of business; (b) transfers in connection with Permitted Liens; (c) transfers of worn-out or obsolete property of up to $50,000 per calendar year; and (d) transfers of non-exclusive licenses for the use of the property of Borrower in the ordinary course of business.

3.

16. MISCELLANEOUS:

(a) Any notices hereunder shall be in writing and shall be deemed given when delivered personally, by email if receipt is confirmed by a return email, by overnight carrier with delivery confirmation, or by certified mail with delivery confirmation, addressed to the other party at its address set forth herein or to such other address as either party may designate in writing.

(b) Borrower will promptly execute and deliver to Lender such further reasonable documents (including, but not limited to, UCC financing statements) and take such further reasonable action (including, but not limited to, obtaining any Landlord or Mortgagee’s Waiver and Consent and account control agreements), as Lender may request in order to more effectively carry out the intent and purpose of this Agreement.

(c) Borrower shall furnish to Lender unaudited monthly financial statements, audited annual financial statements if provided to Borrower’s board, and such other financial information as Lender may reasonably request from time to time.

(d) This Agreement, the Commitment Letter(s) attached hereto as Exhibit A, and the Schedule(s) constitute the entire agreement on the subject matter hereof between the parties hereto and may not be amended except in a writing executed by the Lender and the Borrower and shall be binding upon and inure to the benefit of the parties hereto, their permitted successors and assigns. In the event of a conflict between this Agreement and the Commitment Letter(s), the terms of this Agreement shall control.

(e) Any provision of the Loan which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof; and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(f) Time is of the essence with respect to each Loan.

(g) The captions set forth herein are for convenience only and shall not define or limit any of the terms hereof.

(h) Borrower’s and Lender’s obligations hereunder shall survive the expiration and termination of this Agreement to the extent required for full performance and satisfaction thereof.

(i) Whenever any determination requiring the exercise of judgement or discretion is to be made under this Agreement or in order to effectuate the terms of this Loan, such determination shall be in Lender’s reasonable discretion.

(j) This Agreement and the Loan(s) are entered into in California, are due and payable at Lender’s principal place of business in California, and shall in all respects be governed by, and construed in accordance with the laws of the State of California without regard to its principles regarding conflicts of law, and Borrower and Lender irrevocably consent to the exclusive jurisdiction of the state and federal courts located in the Counties of San Francisco, San Mateo or Santa Clara, California, with regard to any dispute hereunder or related hereto and waive any right to object to the laying of venue in any such courts.

(k) Lender may use the logo and name of Borrower in its marketing materials in a similar manner as Lender uses other logos as of the date hereof.

(l) If any payment or other transaction under this Agreement or any Schedule shall be deemed to be a preference or otherwise avoided, rescinded, reduced or required to be returned to Borrower or its estate, then this Agreement and any obligations of Borrower so avoided shall remain in full force and effect and the security interests granted herein to secure such obligations shall be revived without any further action by the parties, all as though such payment or transaction had never been made.

(m) This Agreement and any Schedule may be executed in any number of counterparts, each of which shall be deemed an original but all of which, when taken together, shall constitute but one and the same agreement.

4.

(n) Upon payment in full of all outstanding principal of the Loans, all accrued and unpaid interest thereon and all other amounts, if any, owing under this Agreement (other than inchoate indemnity obligations) (collectively, the “Loan Repayment”), this Agreement shall terminate and Lender shall promptly execute and deliver to Borrower such documents and instruments reasonably requested by Borrower as shall be necessary to evidence such termination; provided, however, that this Section 16(n) shall survive such termination and Lender’s security interest created under this Agreement shall continue in effect to secure Borrower’s obligations in respect of Lender’s Put rights set forth in the Warrant (the “Warrant Put Obligations”) until such time as Borrower no longer has any obligation with respect to the Warrant Put Obligations (the “Put Right Expiration Date”). Upon the Put Right Expiration Date, the surviving provisions of this Agreement and the security interest created under this Agreement shall terminate and Lender shall promptly execute and deliver to Borrower such documents and instruments reasonably requested by Borrower as shall be necessary to evidence such termination (including termination of all security interests given by Borrower to Lender hereunder).

From and after the Loan Repayment, Lender hereby agrees that the Warrant Put Obligations and Lender’s security interest created under this Agreement shall be subordinate in right of payment and liens to any current and future indebtedness of Borrower (other than indebtedness of Borrower owing to any stockholder of Borrower holding more than two percent (2%) of Borrower’s fully diluted capital stock), including, without limitation, future bank loans, equipment financing or other commercial credit arrangements. Lender covenants and agrees to execute a subordination agreement or any other documentation reasonably requested by any of the foregoing lenders (“Senior Lenders”) to document the subordinate status of the Warrant Put Obligations and the security interest created under this Agreement. Any such subordination agreements will permit Lender to receive the Warrant Put Obligations when payable by Borrower, provided that Borrower is not then in default with the applicable Senior Lender(s) and such payment does not cause a default with any of the Senior Lenders.

The person executing this Agreement on behalf of Borrower hereby certifies that he or she is duly authorized to execute this Agreement on behalf of Borrower.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

BORROWER: PARKER CLAY GLOBAL, PBC			LENDER: COSTELLA KIRSCH VII, L.P.

BY:			BY:
NAME:	Ian Bentley		NAME:	Richard Ginn
TITLE:	CEO	DATE:	TITLE:	Managing Member of the GP	DATE:
E-Mail:	ian@parkerclay.com		E-Mail:	rich@costellakirsch.com

Exhibit A – Commitment Letter

Exhibit B – Lien Agreement

Exhibit C – Form of Schedule

5.

Exhibit A – Commitment Letter

3500 Alameda de las Pulgas, Suite 150, Menlo Park CA 94025

November 3, 2021

Ian Bentley, CEO

Parker Clay Global, PBC

133 E. Anapamu St

Santa Barbara, CA 93101

Dear Ian:

Costella Kirsch is pleased to present this proposal to provide growth capital financing on the following terms:

LENDER:

Costella Kirsch (“CK”) or its assigns.

BORROWER:

Parker Clay Global, PBC

Guarantor: Parker Clay, LLC

TOTAL FACILITY:

$2,000,000 in Growth Capital with roughly $750,000 to retire outstanding senior debt and the balance for unrestricted general corporate purposes.

AVAILABILITY

The Facility will be available in two draws (each a “Drawdown”) as follows below. If Borrower chooses not to utilize a Drawdown, that amount will expire on the dates below for such funding.

The First Drawdown of $1,500,000 will be available as soon as practicable upon completion of documentation with a target of funding November 19, 2021.

The Second Drawdown of $500,000 will be available for draw on January 29, 2022, subject to Borrower achieving the following Milestone: at least $1,750,000 of gross margin and $450,000 of GAAP positive net income in the two-month period ending December 31, 2021.

Borrower to provide Lender with documentation acceptable to Lender showing achievement of Milestone and intent to utilize Drawdown by the 15th day of the month in which Drawdown is requested.

The Second Drawdown will expire on the availability date if not drawn.

INTEREST ONLY and AMORTIZATION PERIOD:

Each Drawdown, evidenced by a “Schedule”, will carry interest-only payments through January 31, 2023, followed by 30 amortizing payments with the first amortizing payment due on the last business day of February, 2023. The interest rate will be 8% through May 31, 2022, and 12% for the remainder of the interest only and amortizing payments.

All payments will be made monthly in arrears and collected by ACH.

6.

EXISTING AND ADDITIONAL INDEBTEDNESS:

Lender will permit the EIDL Loan and existing unsecured personal lenders ($1,025,000 total with maturity date 1/31/2023) to receive interest and principal payments at their current rates and on their current schedules. There will be no other debt at the time of funding. Any additional debt will be subject to Lender’s approval and will be fully subordinated in terms of both principal payments and security interest.

PREPAYMENT:

Borrower may prepay loans under this facility by paying all scheduled but unpaid contractual payments less 35% of unearned interest.

ZERO COST WARRANTS (SHARE GRANT):

Upon execution of the Master Loan Agreement, Lender will have earned a warrant to purchase 1.5% of the fully diluted shares of Borrower’s capital stock. The percent warrant purchase amount will be non-dilutable until a Qualified Equity Event has occurred, as defined below.

If Borrower closes a Qualified Equity Round (“QER”), defined as a new preferred equity round, led by an institutional venture capital investor new to the company, that raises at least $5 million, exclusive of any SAFEs and converting notes, where the new institutional investor invests at least $2 million and takes a Board seat, the warrant purchase amount will be fixed at a specified number of shares after conversion of any converting notes and including any refresh to the option pool, but before the new cash coming into company. The warrant shall be exercisable for any security issued by Company up to and including shares of the QER. The warrants will be exempt from any pay-to-play financings that follow a QER.

If exercise occurs along with a M&A, secondary sale, or initial public offering of Borrower’s capital stock these warrants shall automatically be exchanged, for no consideration (cash or otherwise) from warrant holder, by Borrower for the maximum number of shares of stock of Borrower for which the warrant would otherwise have been exercisable had the warrant holder elected to exercise the warrant under its cash exercise provision and paid the cash exercise price.

A secondary sale is a sale by any holder, that when combined with such holder’s affiliates controls 5% or more of company’s fully diluted shares. Lender will have the right to participate up to the lesser of: A) Lender’s holdings; and B) 15% of such secondary sale.

The Warrant shall have an exercise period of seven (7) years and will include a “Put Right” whereby Lender may sell the warrant back to Borrower, coincident with a liquidity event or termination of the warrant, for an amount equal to 25% of the amount funded under this Facility.

Prior to a M&A, secondary sale, or initial public offering, the exercise price will be the lowest price per share paid for the security into which the warrant is exercised. In the event that the exercise period has ended and Holder does not want to sell the warrant back to Company pursuant to the Put Right, Holder will pay $10,000 for each percentage point of the company for which the warrant is exercisable to exercise the warrant.

COLLATERAL:

To secure all amounts due pursuant to this proposal, including the loan and warrant Put Right, Borrower will grant Lender a first position, blanket security agreement on all company assets.

After all amounts owing to Lender under the loan agreement have been paid in full and only contingent Put Right obligations remain, Lender (then only a warrant holder) agrees to subordinate in right of payment and liens to any current and future indebtedness of Borrower (other than indebtedness of Borrower owing to any stockholder or warrant holder of Borrower holding more than two percent (2%) of Borrower’s fully diluted capital stock), including, without limitation, future bank loans, equipment financing or other commercial credit arrangements.

7.

Lender covenants and agrees to execute a subordination agreement or any other documentation reasonably requested by any of the foregoing lenders (“Senior Lenders”) to document the subordinate status of the warrant Put obligations and the security interest created under this Agreement. Any such subordination agreements will permit Lender to receive the warrant Put Right amounts when payable by Borrower, provided that Borrower is not then in default with the applicable Senior Lender(s) and such payment does not cause a default with any of the Senior Lenders.

DISTRIBUTIONS TO SHAREHOLDERS:

While amounts are outstanding under the loan, Borrower will not issue any dividends, engage in any share buy-back (except for share repurchases from employees, officers or directors upon termination of their service with Borrower pursuant to Borrower’s equity incentive plans and written agreements), or pay any Major Shareholder more than $75,000 total compensation in any calendar quarter without Lender’s prior written approval. A “Major Shareholder” is any person owning more than 5% of Borrower’s outstanding shares on a fully diluted as converted basis. Borrower will not make any loans to any Major Shareholder while amounts are owing to Lender.

EQUITY INVESTMENT RIGHT:

In the QER and all bridge financing rounds and private placements of Borrower’s equity following a QER, Lender shall have the right to invest up to the pro-rata of the fully-diluted holdings of Lender and its affiliates.

REPORTING:

For so long as either the loan or warrant are outstanding, Borrower to provide Lender with monthly unaudited statements within 30 days of month-end, and annual audited statements when available. Financial statements to include balance sheet, P & L and statement of cash flows, along with the latest Board packages, Board approved operating plans, 409a valuations, and capitalization tables. Borrower agrees to provide Lender with a quarterly business summary via phone call or in person meeting.

GOOD FAITH DEPOSIT:

Borrower shall remit a deposit of $7,500 to Lender in good faith upon acceptance of this proposal by signature below. In the event Lender approves this facility but Borrower declines to finalize this transaction, Lender will retain the Good Faith Deposit. Lender will return the deposit to Borrower should Lender decline to close this facility.

ADDITIONAL ELEMENTS:

●	Borrower and Lender will pay for their own legal expenses to finalize domestic documentation. Borrower is not required to pay Lender’s legal expenses for domestic documentation.

●	No financial covenants.

●	No subjective default provisions. This facility will not contain Material Adverse Change (MAC) or Material Adverse Effect default clauses.

8.

CONDITIONS PRECEDENT:

Lender’s obligation to provide funding against this facility is subject to the following:

1) Final due diligence and approval by Lender.

2) CEO and Board remain in-place prior to funding

3) Execution of documentation satisfactory to both parties.

4) Opinion of counsel of Borrower regarding authority and enforceability of loan and warrant.

5) This proposal expires ON November 5, 2021.

If these terms are acceptable to you, please sign below and return to me by PDF with originals to follow by mail. Also, please provide the information we will need to collect the deposit by ACH from the same account where we will send the funding wire. We will then commence with preparation of documents and due diligence.

Brandon Child

COSTELLA KIRSCH

Parker Clay Global, PBC:

Accepted and agreed this ___ day of ___________, 2021

By:

Title:

Bank Name:	ABA:	Account#:

9.

Exhibit B – Lien Agreement

This FINANCING STATEMENT and SECURITY AGREEMENT (this “agreement”) covers all of Debtor’s interests in all of the following types or items of property, wherever located and whether now owned or hereafter acquired, and Debtor hereby grants Secured Party a security interest therein as collateral for the payment and performance of all present and future indebtedness, liabilities, guarantees, success fees, warrant put rights, and other obligations of Debtor to Secured Party, howsoever arising. Debtor agrees that said security interest may be enforced by Secured Party in accordance with the terms of all security and other agreements between Secured Party and Debtor, the Uniform Commercial Code, or both, and that this document shall be fully effective as a security agreement, even if there is no other security or other agreement between Secured Party and Debtor:

All assets of the Debtor; all personal property of Debtor; all accounts, general intangibles, chattel paper, contract rights, documents, instruments, deposit accounts, inventory, farm products, financial assets, securities, investment property, instruments, chattel paper, letter of credit rights, and deposit accounts., fixtures and equipment, as such terms are defined in the California Uniform Commercial Code in effect on the date hereof, including, without limitation, any of the following now existing or hereafter arising:

All Intellectual Property;

All customer lists, telephone numbers, and purchase orders; all rights to purchase, lease sell, or otherwise acquire or deal with real or personal property and all rights relating thereto; all of Debtor’s rights, remedies, security and liens, in, to and in respect of all collateral, including, without limitation, rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, all guarantees and other contracts of suretyship with respect to any collateral; AND all deposits and other security for any collateral;

All inventory wherever located; all present and future claims against any supplier of any of the foregoing, including claims for defective goods or overpayments to or undershipments by suppliers; all proceeds arising from the lease or rental of any of the foregoing; INVENTORY RETURNED BY DEBTOR TO ITS SUPPLIERS SHALL REMAIN SUBJECT TO SECURED PARTY’S SECURITY INTEREST;

All equipment and fixtures, NONE OF WHICH, EXCEPT FOR PERMITTED TRANSFERS AS DEFINED IN THE LOAN AGREEMENT, THE DEBTOR IS AUTHORIZED TO SELL, LEASE OR OTHERWISE DISPOSE OF WITHOUT THE WRITTEN CONSENT OF SECURED PARTY, and all substitutions and replacements for any of the foregoing; all warranty and other claims against any vendor or lessor of any of the foregoing;

All life and other insurance policies, claims in contract, tort or otherwise, all federal, state and local tax refunds and claims of all kinds, and all judgments;

All books, records, ledger cards, computer data and programs and other property and general intangibles at any time evidencing or relating to any or all of the foregoing; and

All cash and non-cash products and proceeds of any of the foregoing, in whatever form, including proceeds in the form of accounts or any other form of personal property, including proceeds of proceeds and proceeds of insurance, and all claims by Debtor against third parties for loss or damage to, or destruction of, or otherwise relating to, any or all of the foregoing.

10.

“Intellectual Property” means all rights, priorities and privileges of the Debtor relating to intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Debtor, or in which Debtor now holds or hereafter acquires or receives any right or interest, whether arising under United States, multinational or foreign laws or otherwise, and includes all copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, trade secrets, internet domain names (including any right related to the registration thereof), proprietary or confidential information, mask works, sources object or other programming codes, inventions (whether or not patented or patentable), technical information, procedures, designs knowledge, know-how, software, data base, data, skill, expertise, recipe, experience, process, models, drawings, materials or records.

DEBTOR HEREBY AGREES NOT TO ENCUMBER OR GRANT A SECURITY INTEREST IN THE PROPERTY DESCRIBED HEREIN, EXCEPT FOR PERMITTED LIENS AS DEFINED IN THE LOAN AGREEMENT, AND NOTICE IS HEREBY GIVEN THAT THE ENCUMBERING, OR ACCEPTANCE OF A SECURITY INTEREST IN, ANY OF THE SAME BY ANY THIRD PARTY MAY CONSTITUTE TORTIOUS INTERFERENCE WITH SECURED PARTY’S RIGHTS BY SUCH THIRD PARTY. IN THE EVENT THAT ANY ENTITY IS GRANTED A SECURITY INTEREST IN DEBTOR’S ASSETS CONTRARY TO THE ABOVE, THE SECURED PARTY ASSERTS A CLAIM TO SUCH ASSETS AND ANY PROCEEDS THEREOF RECEIVED BY SUCH ENTITY.

“Loan Agreement” means the Master Loan and Security Agreement between Debtor and Secured Party.

It shall be an event of default under the Loan Agreement if Debtor breaches any term of this agreement. Debtor agrees to properly execute all documents reasonably requested by Secured Party in order to fulfill the intent and purposes hereof.

“Debtor”		“Secured Party”
Parker Clay Global, PBC		Costella Kirsch VII, L.P.

By:		By:
Name:	Ian Bentley	Name:	Richard Ginn
Title:	CEO	Title:	Managing Member of the GP
E-Mail:	ian@parkerclay.com	E-Mail:	rich@costellakirsch.com

11.

Exhibit C – Form of Schedule

SCHEDULE NO.	COMMENCEMENT DATE

To Master Loan and Security Agreement (MLSA)	CK7- xxx -2019	dated	between
the undersigned parties. The terms and conditions of the MLSA are incorporated herein by this reference and apply to the Loan secured by the Collateral (such term and all other capitalized terms having the meanings given to them in the MLSA).

BORROWER (AND COLLATERAL LOCATION)	LENDER
COSTELLA KIRSCH VII, l.p.
3500 Alameda de las Pulgas #150
Menlo Park, CA 94025

COLLATERAL	As defined in MLSA	SCHEDULE AMOUNT	$

PAYMENT TERMS

The following Payments are due monthly on the last business day of each month.

From beginning of interest only mm/dd/yy to the end of interest only date of mm/dd/yy:	$
From beginning of amortization mm/dd/yy to the end of amortization date of mm/dd/yy:	$

INSURANCE	See attached Certificate of Insurance

COLLATERAL VALIDITY

On Behalf of Borrower, I hereby: (1) certify that I am duly authorized to execute this Schedule; (2) request Lender to make this Loan for the purpose of financing Borrower’s business purposes; and (3) confirm that Borrower has read and understood the terms and conditions of the Loan and, as an authorized officer of Borrower, execute documents on behalf of Borrower on the above date.

FOR AND ON BEHALF OF:

BORROWER:	LENDER:	COSTELLA KIRSCH VII, L.P.

Signed:	Signed:
Name:	Name:	Richard F. Ginn
Title:	Title:	Managing Member of the G.P.

12.

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS (“BLUE SKY LAWS”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS REGISTERED THEREUNDER OR EXEMPT FROM REGISTRATION.

WARRANT TO PURCHASE SHARES OF

Parker Clay Global, PBC, a Delaware corporation

(the “Company”)

located at:

133 E. Anapamu St., Santa Barbara, CA 93101

Issuance Date: November 19, 2021

1. Right to Acquire Securities.

1.1 Price, Quantity and Term.

(a) Grant. This Warrant certifies that for value received Costella Kirsch VII, L.P. and Costella Kirsch VII-A, L.P. and their registered assigns (each a “Holder” and collectively “Holders”), are entitled at any time, and from time to time, before Expiration, to purchase from Company the Exercise Quantity of shares of the Exercise Security by paying the Exercise Price. As used herein, “Warrant Shares” refers to the shares of Preferred Stock purchasable upon exercise of this Warrant, as adjusted from time to time pursuant to the provisions of this Warrant, and the shares of any class of securities resulting from any reclassifications of the Preferred Stock, including any conversion thereof to Common Stock, or from any applicable event described in Section 3.

(b) Expiration. This Warrant shall expire (“Expiration”) at 5:00 p.m., Pacific time, on the seventh anniversary of the Issuance Date.

(c) Holder’s Percentage of the Total. With respect to each Holder, the “Percentage of the Total” shall mean the percentage indicated on such Holder’s signature block. If the aggregate of the Holders’ Percentage of the Total in the signature blocks is not 100%, then all amounts will be ratably adjusted to make such total equal 100%.

(d) Qualified Equity Round. A Qualified Equity Round (“QER”) is a new preferred equity round, led by an institutional venture capital investor new to the company, that raises at least $5,000,000, exclusive of any converting securities such as, but not limited to, notes and SAFEs, where the new institutional investor invests at least $2,000,000 and takes a board seat.

(e) Exercise Price. The Exercise Price will equal the number of shares of the Exercise Security being purchased multiplied by the lowest price per share paid for the Exercise Security, unless Company has an M&A Event, as defined in Section 3.1(d), an IPO, or a Secondary Sale, in which cases the Exercise Price will equal $1 in aggregate. Upon Expiration, the Exercise Price will equal $1,000,000 times the Exercise Quantity times Holder’s Percentage of the Total ($100 for each basis point of Company prior to a QER).

(f) Exercise Security. The Exercise Security will be any security issued by Company up to and including securities issued in a QER, as selected by Holder.

(g) Exercise Quantity. The Exercise Quantity for each Holder will equal such Holder’s Percentage of the Total times 1.5% of the fully diluted shares of Company’s capital stock, assuming cash exercise of all options, warrants and other rights to acquire a security or other equity interest in the Company, however designated, and conversion of all indebtedness into equity in accordance with the terms of such indebtedness, and conversion of any SAFEs. The Exercise Quantity will be fixed at a specific number of shares representing the appropriate Exercise Quantity post-closing of a QER, after including any increase to the option pool, and only diluted by the new cash received by the company at the time of the closing of the QER. This Warrant will be exempt from any pay-to-play provisions that follow a QER.

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(h) Secondary Sale. A Secondary Sale is a sale of any Company equity security by any Major Shareholder where a “Major Shareholder” is any individual or entity owning more than 5% of the Company’s securities on a fully diluted basis. In the event of a Secondary Sale, Holder may, at Holder’s option, sell its Warrant Shares in such Secondary Sale up to 15% of the total sale.

1.2 Right to Exercise.

(a) Notice. Holder may exercise all or a portion of this Warrant at any time, and from time to time, before Expiration, by delivering a written notice of exercise to Company, specifying (i) the number of Warrant Shares to be purchased, (ii) the proposed registered holders of Warrant Shares and any Related Warrants (as defined in Section 1.2b), and (iii) a date of exercise determined by Holder (the “Exercise Date”) not more than twenty business days after such notice.

(b) Exercise. On the Exercise Date, (i) Holder will present to Company this Warrant and a check for the aggregate Exercise Price of the Warrant Shares purchased and (ii) Company will deliver Holder (A) certificate(s) for the Warrant Shares issuable upon such exercise; (B) any cash and non-cash consideration, including securities, to which Holder is entitled with respect to the Warrant Shares (collectively, “Other Consideration”) and, if applicable, (C) a Related Warrant representing the unexercised portion hereof. (“Related Warrant”)

1.3 Right to Convert.

(a) Notice. Holder may require Company to convert all or a portion of this Warrant into Warrant Shares without payment by Holder of any money or other consideration (the “Conversion Right”) at any time, and from time to time, before Expiration, by delivering a written notice of exercise to Company, specifying (i) the proportion of this Warrant to be converted into Warrant Shares (the “Converted Portion”), (ii) the proposed registered holders of Warrant Shares and any Related Warrants and (iii) a date of conversion determined by Holder (the “Conversion Date”) not more than twenty business days thereafter.

(b) Conversion. On the Conversion Date, Holder will surrender this Warrant and Company will give Holder (i) certificate(s) for that number of Warrant Shares as determined using the following formula:

X =	Y (A - B)
A

Where	X = The number of shares of Warrant Shares to be issued to the Holder.

Y = The number of Converted Portion Warrant Shares this Warrant is exercisable for (at the date of such calculation)

A = The Fair Market Value (as defined below) of one Warrant Share (at the date of such calculation).

B = The Exercise Price (as adjusted to the date of such calculation);

(ii) any Other Consideration and, if applicable, (iii) a Related Warrant representing the unconverted portion hereof.

1.4 Minimum Sale Price (PUT RIGHT). Each Holder may require Company to purchase its Percentage of the Total of this Warrant in connection with: (a) the closing of a firmly underwritten public offering pursuant to a registration statement under the Securities Act (“IPO”), or (b) an M&A Event as defined in 3.1(d), or (c) any other liquidation event of the Company, or (d) on the business day of Expiration unless Expiration is not on a business day, in which case the last business day before Expiration. Each Holder may exercise the Put Right by delivering a written notice of exercise to Company. If a Holder elects to exercise its Put Right, Company will pay the Put Amount to such Holder for this Warrant. The Put Amount for each Holder is equal to such Holder’s Percentage of the Total times 25% of the amount funded pursuant to the Master Loan and Security Agreement dated on or about the date of this Warrant.

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1.5 Fair Market Value. Fair Market Value of a share of Preferred Stock as of a particular date is the Fair Market Value of a share of Common Stock as of such date multiplied by the number of shares of Common Stock into which such Preferred Stock may then be converted plus any liquidation preference provided for such Preferred Stock. The Fair Market Value at the time of an M&A, liquidation, or sale will take into account all potential proceeds including, but not limited to, earn-out amounts and escrow accounts. “Fair Market Value” of a share of Common Stock as of a particular date means: (a) if traded on an exchange or quoted on the NASDAQ National Market System, then the prior trading day’s closing price, (b) if conversion or exercise is on a date from the filing of, through to the effective date of, the registration statement for an underwritten public offering registered under the Securities Act, the initial public offering price (before deducting commissions, discounts or expenses) per share sold in such offering, (c) if listed by the National Daily Quotation Service “Pink Sheets,” then the average of the most-recently reported bid and ask prices and (d) otherwise, the price, not less than book value, determined in good faith and in such reasonable manner as prescribed by a majority of Company’s directors who are not Company officers or employees (the “Outside Directors”); provided, however, that (i) Company will notify Holder of such price within ten business days following receipt of Holder’s notice of exercise; (ii) Holder will have ten business days after receipt of such notice to dispute such price by written notice to Company; and (iii) Holder will thereafter appoint an appraiser reasonably acceptable to Company to determine Fair Market Value, the costs of which Holder will bear unless the appraisal is 110% or more of that determined by the Outside Directors in which case the costs will be borne by Company.

1.6 Authorization. Company will at all times reserve and keep available out of its authorized but unissued capital stock, and will take all such action and obtain all such permission necessary to enable Company lawfully to issue, the full number of Warrant Shares deliverable upon exercise or conversion hereof or deliverable upon any permitted conversion into Common Stock of the Warrant Shares, as such number may be adjusted from time to time.

2. Registration Rights. Holder or Holders of the Warrant Shares, upon exercise or conversion, or delivery of Company securities, shall, automatically and without further action by any party, become party to, and shall thus enjoy all the rights provided by (including registration rights) and be subject to all the restrictions imposed by the Investor Rights Agreement by and among the Company and the holders of the Series of stock (the “Rights Agreement”) into which this Warrant is convertible, provided no provision of the Rights Agreement shall affect any of Holder’s rights under the Master Loan and Security Agreement dated on or about the date of this Warrant. Prior to exercise of this Warrant, the Company shall provide the Holder of the Warrant all notices which the Company provides to holders of securities under the Rights Agreement. Company will not consent to any amendment to the Rights Agreement that would impair, subordinate or diminish the rights of Holder or Holders of Warrant Shares in relation to the rights of other holders of any class of Company’s securities. Company will pay all expenses incurred in connection with any registration or exercise by Holder of its rights under the Rights Agreement to the extent set forth in the Rights Agreement. Notwithstanding anything to the contrary in the Rights Agreement, all registration rights of Holder shall be fully and completely transferable with this Warrant and the Warrant Shares. Company shall grant no person or entity other than Holder any rights of first refusal with respect to the purchase, sale or other disposition of this Warrant or the Warrant Shares.

3. Adjustments. The Exercise Price, the Exercise Quantity and the number of shares of Common Stock issuable upon conversion of the Preferred Stock will be adjusted from time to time as provided herein and by law.

3.1 Capitalization.

(a) Subdivision or Combination. If Company subdivides or combines, by reclassification, stock split or dividend, or otherwise, the number of Warrant Shares outstanding into a greater or lesser number, simultaneously in each such case the Exercise Price and the Exercise Quantity shall both be proportionately adjusted.

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(b) Capitalization. If Company recapitalizes, reorganizes or reclassifies its capital stock, this Warrant shall thereafter be exercisable for or convertible into those shares of stock, other securities or property which a Holder of the Exercise Quantity of Warrant Shares would have received upon exercise or conversion of this Warrant, as adjusted according to the terms hereof.

(c) Distributions. If Company declares, accrues the obligation to pay, pays or distributes any cash or property dividends (whether cumulative or non-cumulative) on, or rights to acquire, capital stock, or evidences of its indebtedness or assets to holders of shares of its capital stock, Holder shall, without additional cost, be entitled to receive upon conversion or exercise, in addition to the Warrant Shares, the cash, property, evidences of indebtedness and rights which Holder could have received had Holder been a record holder of Warrant Shares on the record dates for any such event. In the event the Warrant Shares would entitle Holder to receive cumulative dividends, then upon conversion or exercise, Holder shall be deemed to have begun accruing any unpaid dividends from the date these Warrants were granted.

(d) Merger, Consolidation, or Liquidation.

(i) If (A) Company (x) consolidates with or merges into another entity and is not the survivor, (y) receives notice that a purchase, tender or exchange offer has been made to the holders of more than 50% of the Company’s outstanding Common Stock (on an as-converted basis), or (z) sells or conveys substantially all of its property (an “M&A Event”), and (B) in connection therewith, shares of stock, other securities, property, or cash (collectively, “Merger Consideration”) are issuable or deliverable in exchange for Company’s capital stock, then (A) Company will give Holder 30 days prior written notice of the consummation of such transaction and (B) Holder may thereafter acquire in lieu of the Exercise Quantity of Warrant Shares the Merger Consideration which Holder could have received had Holder then exercised this Warrant in its entirety.

3.2 No Dilution or Impairment. The rate at which Preferred Stock converts into Common Stock will be adjusted according to the terms of Company’s articles or certificate of incorporation or organization (the “Articles”), provided however that if the Articles conflict with the terms hereof, the terms hereof will control. Company will not, by amendment of its articles or certificate of incorporation or organization (the “Articles”) or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid compliance herewith. Company will in good faith take all actions necessary or appropriate to protect Holder against dilution or other impairment. If Company’s Board of Directors determines that the provisions hereof would not, if strictly applied, fairly protect Holder’s rights in accordance with the essential intent and purpose hereof, then Company will apply such provisions in accordance with such essential intent and purpose so as to protect such rights.

3.3 Notice of Adjustment. Whenever events require adjustment to the Exercise Price or Exercise Quantity, Company will, at its expense, promptly prepare and mail to Holder a certificate of its chief financial officer calculating the adjusted Exercise Price and Exercise Quantity and fully setting forth in reasonable detail the relevant facts.

4. Notice of Certain Events. In the event (a “Notice Event”): (a) Company authorizes the issuance to all holders of any class of its capital stock rights or warrants to subscribe for or purchase shares of its capital stock, or any other subscription rights or warrants; (b) Company authorizes the distribution to all holders of any class of its capital stock evidences of its indebtedness or assets; (c) of any capital reorganization or reclassification of the Warrant Shares or Company’s Common Stock, other than a subdivision or combination of the outstanding Common Stock and other than a change in par value of the Common Stock; (d) of any consolidation or merger to which Company is a party and for which approval of any of Company’s stockholders is required, other than a consolidation or merger in which Company is the continuing corporation and that does not result in any reclassification or change of the Warrant Shares or Common Stock outstanding; (e) of the conveyance or transfer of substantially all of Company’s properties and assets; (f) of Company’s voluntary or involuntary dissolution, liquidation or winding-up; (g) of any offer to purchase all or substantially all of any class of Company’s capital stock; or (h) Company proposes to take any action that would require an adjustment of the Exercise Price pursuant to Section 3; then Company will send by certified mail to Holder, at least 30 days (or 10 days in any case specified in clause (a) or (b) above) prior to the applicable record or effective date hereinafter specified, a notice stating the dates as of which (x) the holders of capital stock of record to be entitled to receive any such rights, warrants or distributions are to be determined, (y) such Notice Event is expected to become effective, and (z) it is expected that holders of Warrant Shares or Common Stock of record will be entitled to exchange or sell their Warrant Shares or Common Stock for securities or other property, if any, deliverable upon such Notice Event.

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5. Financial Reporting. Company will deliver to Holder: (a) audited financial statements for each fiscal year within 30 days of when such statements are provided to Company’s board of directors; (b) unaudited financial statements for each fiscal quarter within 45 days after such quarter ends; (c) updated capitalization table any time Holder’s fully-diluted ownership percentage changes (d) 409A valuations when completed; and (e) such other reports and proxy statements as are delivered to holders of Company’s capital stock at the same time of such delivery. [Holder will also provide a quarterly reporting of Excess Compensation. Holder will have the right to receive and review or have an accounting firm receive and review and documentation requested by Holder to verify the reporting of Excess Compensation.]

6. Record Holder. This Warrant will be deemed to have been exercised or converted, as appropriate, and Holder will be the record holder of the Warrant Shares issued thereupon, immediately before the close of business on the Exercise Date or Conversion Date, as applicable. Company may deem and treat the registered holder as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary. Other than as set forth herein, this Warrant does not give Holder rights as a Company stockholder.

7. Securities Law Matters; Transfers.

7.1 Securities Act Representations and Warranties of Holder. Holder is experienced in evaluating start-up companies such as the Company, and has such knowledge and experience in financial and business matters that such Holder is capable of evaluating the merits and risks of such Holder’s investment in the Company, and has the ability to bear the economic risks of the investment. Holder is acquiring the Warrant, and upon exercise or conversion hereof would acquire the Warrant Shares, and upon conversion, if any, of the Warrant Shares would acquire the shares of the Company’s Common Stock issuable upon such conversion (the Warrant, Warrant Shares, and such shares of Common Stock issuable upon conversion of the Warrant Shares collectively the “Securities”), for investment for such Holder’s own account and not with the view to, or for resale in connection with, any distribution thereof. Holder understands that the Securities have not been registered under the Securities Act by reason of a specific exemption therefrom which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. Holder further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Securities. Holder understands and acknowledges that the issuance of Securities has not been and will not be registered under the Securities Act, in reliance upon an exemption from the registration requirements of the Securities Act. Such Holder acknowledges that the Securities must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Holder is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions. Holder covenants that, in the absence of an effective registration statement covering the Securities in question, such Holder will sell, transfer, or otherwise dispose of the Securities only in a manner consistent with such Holder’s representations and covenants set forth in this paragraph. Holder understands that no public market now exists for any of the Securities issued by the Company, and that there can be no guarantee that a public market will ever exist for any of the Securities. Holder is an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Holder’s address indicated on the signature page hereto sets forth, in the case of individuals, the state in which such Holder resides or, in the case of entities, the state of Holder’s principal place of business.

7.2 Transfer and Exchange. Holder may transfer all or a portion hereof on Company’s books maintained for such purpose. Company will issue and deliver Related Warrants to Holder with respect to the untransferred portion, and to transferee, who thereupon will also become a Holder, with respect to the transferred portion. Holder may exchange or subdivide this Warrant into Related Warrants for the same aggregate number of Warrant Shares, with each new Related Warrant to represent the right to purchase that portion of the Exercise Quantity of Warrant Shares designated by Holder. “Related Warrant” means a new Warrant identical hereto (except for Exercise Quantity and as provided in Section 2(b)) issued to Holder or its transferee in accordance with the terms hereof.

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8. Miscellaneous.

8.1 WARRANT SEPARABILITY: Holders and Company agree that if any of the Holders or the Company wish for the multiple warrant holder relationships detailed herein to be split into separate legal documents, then this warrant will be surrendered and replaced by separate warrants with all of the same terms as this warrant except that each replacement warrant will be for its appropriate Percentage of the Total.

8.2 Warrant Value. The value of this Warrant on the date hereof is $200.

8.3 Warrant Register. The Company will maintain a register containing the names and addresses of the Holders of this Warrant.

8.4 Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

8.5 Fractional Shares. If a fractional Warrant Share would be issuable upon exercise or conversion, Company will instead pay in cash a sum equal to the product of such fraction and a full Warrant Share’s Fair Market Value, provided that the product is at least $5.00.

8.6 Entire Agreement. This Warrant constitutes the entire agreement between the parties with respect to its subject matter and may only be modified in writing. Each provision hereof is severable from every other provision when determining legal enforceability. The terms and conditions hereof will inure to the benefit of and be binding upon the parties’ respective successors and assigns, except as expressly provided otherwise herein. This Warrant has been entered into in Menlo Park, California and is governed by California law.

8.7 Notices. All notices will be in writing and shall be deemed given when delivered personally, by email if receipt is confirmed by a return email, by overnight carrier with delivery confirmation, or by certified mail with delivery confirmation, addressed, until further notice, (a) if to Holder, to Holder’s address of record, attention of Holder, (b) if to Company, to Company’s address set forth on the cover hereof, Attention: Corporate Secretary, or (c) if to a holder of a Related Warrant or Warrant Shares, to the most recent address of which said holder has notified Company, and are effective upon receipt.

8.8 Waivers and Amendments. Holder’s remedies hereunder, by law or otherwise, are cumulative and not exclusive. Holder’s delay or omission to exercise any right or remedy does not impair or waive the same. A waiver of one breach or default does not waive any other breach or default. Any waiver, permit, consent or approval is effective only to the extent specifically written. Any term of this Warrant may be amended or waived only by an instrument in writing signed by Holder and the Company.

8.9 Equity Investment Option. In the QER and all bridge financing rounds and private placements of Company’s equity following a QER, Holder shall have the right to invest up to the pro-rata of the fully-diluted holdings of Holder and its affiliates. This section shall survive the Exercise of this Warrant.

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IN WITNESS WHEREOF, Company has caused this Warrant to be signed by its duly authorized officer and issued as of the Issuance Date.

Effective Date of Warrant: November 19, 2021

COMPANY: Parker Clay Global, PBC

By:
Name:	Ian Bently
Title:	CEO
E-Mail:	ian@parkerclay.com

ACCEPTED AND AGREED:

WARRANTHOLDER: Costella Kirsch VII, L.P.;
Holder’s Percentage of the Total: 28%
Address: 3500 Alameda de las Pulgas, Suite 150; Menlo Park, CA 94025

By:
Name:	Richard Ginn
Title:	Managing Member of the GP
E-Mail:	rich@costellakirsch.com

WARRANTHOLDER: Costella Kirsch VII-A, L.P.;
Holder’s Percentage of the Total: 72%
Address: 3500 Alameda de las Pulgas, Suite 150; Menlo Park, CA 94025

By:
Name:	Richard Ginn
Title:	Managing Member of the GP
E-Mail:	rich@costellakirsch.com

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UNCONDITIONAL GUARANTY

For and in consideration of the debt financing by Costella Kirsch VII, L.P. (“Lender”) to Parker Clay Global PBC (“Borrower”), pursuant to that certain Loan and Security Agreement between Lender and Borrower as amended from time to time (the “Loan Agreement”), and acknowledging that Lender would not enter into the Loan Agreement without the benefit of this unconditional guaranty (the “Guaranty”) by Parker Clay, LLC (“Guarantor”), the Guarantor hereby unconditionally and irrevocably guarantees, the prompt and complete payment of all amounts that Borrower owes and might owe from time to time to Lender under the Loan Agreement and the performance by Borrower of its obligations under the Loan Agreement and any other agreements between Borrower and Lender, including any Put Rights in any Warrants, as amended from time to time (collectively referred to as the “Agreements”), in strict accordance with their respective terms. All terms used without definition in this Guaranty shall have the meaning assigned to them in the Loan Agreement.

1. If Borrower does not pay any amount or perform its obligations in strict accordance with the Agreements, Guarantor shall as soon as practicable thereafter pay all amounts due thereunder (including, without limitation, all principal, interest, and fees) and otherwise to proceed to complete the same and satisfy all of Borrower’s obligations under the Agreements.

2. The obligations hereunder are independent of the obligations of Borrower and any other person or entity, and a separate action or actions may be brought and prosecuted against Guarantor whether action is brought against Borrower or whether Borrower be joined in any such action or actions. Guarantor waives the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof, to the extent permitted by law. Guarantor’s liability under this Guaranty is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of the Agreements.

3. Guarantor authorizes Lender, without notice or demand and without affecting its liability hereunder, from time to time to (a) renew, extend, or otherwise change the terms of the Agreements or any part thereof; (b) take and hold security for the payment of this Guaranty or the Agreements, and exchange, enforce, waive and release any such security; and (c) apply such security and direct the order or manner of sale thereof as Lender in its sole discretion may determine.

4. Guarantor waives any right to require Lender to (a) proceed against Borrower, any guarantor or any other person; (b) proceed against or exhaust any security held from Borrower and/or Guarantor; or (c) pursue any other remedy in Lender’s power whatsoever. Lender may, at its election, exercise or decline or fail to exercise any right or remedy it may have against Borrower and/or Guarantor or any security held by Lender, including without limitation the right to foreclose upon any such security by judicial or nonjudicial sale, without affecting or impairing in any way the liability of Guarantor hereunder. Guarantor waives any defense arising by reason of any disability or other defense of Borrower or by reason of the cessation from any cause whatsoever of the liability of Borrower. Guarantor waives any setoff, defense or counterclaim that Borrower may have against Lender. Guarantor waives any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation or any other rights against Borrower. Until all of the amounts that Borrower and/or Guarantor owes to Lender have been paid in full, Guarantor shall have no right of subrogation or reimbursement, contribution or other rights against Borrower, and Guarantor waives any right to enforce any remedy that Lender now has or may hereafter have against Borrower and/or Guarantor. Guarantor waives all rights to participate in any security now or hereafter held by Lender. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty and of the existence, creation, or incurring of new or additional indebtedness. Guarantor assumes the responsibility for being and keeping itself informed of the financial condition of Borrower and of all other circumstances bearing upon the risk of nonpayment of any indebtedness or nonperformance of any obligation of Borrower, warrants to Lender that it will keep so informed, and agrees that absent a request for particular information by Guarantor, Lender shall not have any duty to advise Guarantor of information known to Lender regarding such condition or any such circumstances. Guarantor shall not be entitled to assert that any of Guarantor’s obligations or that any of Lender’s rights hereunder are void for whatever reason.

5. Guarantor acknowledges that, to the extent Guarantor has or may have certain rights of subrogation or reimbursement against Borrower for claims arising out of this Guaranty, those rights may be impaired or destroyed if Lender elects to proceed against any real property security of Borrower by non-judicial foreclosure. That impairment or destruction could, under certain judicial cases and based on equitable principles of estoppel, give rise to a defense by Guarantor against its obligations under this Guaranty. Guarantor waives that defense and any others arising from Lender’s election to pursue non-judicial foreclosure. Without limiting the generality of the foregoing, Guarantor waives any and all benefits and defenses under California Code of Civil Procedure Sections 580a, 580b, 580d and 726, and any similar laws under all domestic and foreign jurisdictions, to the extent that they apply.

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6. If Borrower becomes insolvent or is adjudicated Bankrupt or files a petition for reorganization, arrangement, composition or similar relief under any present or future provision of the United States Bankruptcy Code, or if such a petition is filed against Borrower, and in any such proceeding some or all of any indebtedness or obligations under the Agreements are terminated or rejected or any obligation of Borrower is modified or abrogated, or if Borrower’s obligations are otherwise avoided for any reason, Guarantor agrees that Guarantor’s liability hereunder shall not thereby be affected or modified and such liability shall continue in full force and effect as if no such action or proceeding had occurred. This Guaranty shall continue to be effective or be reinstated, as the case may be, if any payment must be returned by Lender upon the insolvency, Bankruptcy or reorganization of Borrower, Guarantor, any other guarantor, or otherwise, as though such payment had not been made.

7. Any indebtedness of Borrower now or hereafter held by Guarantor is hereby subordinated to any indebtedness of Borrower to Lender; and such indebtedness of Borrower to Guarantor shall be collected, enforced and received by Guarantor as trustee for Lender and be paid over to Lender on account of the indebtedness of Borrower to Lender but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty.

8. Guarantor agrees to pay all reasonable attorney’s fees and all other costs and expenses which may be incurred by Lender in the enforcement of this Guaranty. No terms or provisions of this Guaranty may be changed, waived, revoked or amended without Lender’s prior written consent. Should any provision of this Guaranty be determined by a court of competent jurisdiction to be unenforceable, all of the other provisions shall remain effective. This Guaranty, together with any agreements (including without limitation any security agreements or any pledge agreements) executed in connection with this Guaranty, embodies the entire agreement among the parties hereto with respect to the matters set forth herein, and supersedes all prior agreements among the parties with respect to the matters set forth herein. No course of prior dealing among the parties, no usage of trade, and no parol or extrinsic evidence of any nature shall be used to supplement, modify or vary any of the terms hereof. There are no conditions to the full effectiveness of this Guaranty. Lender may assign this Guaranty without in any way affecting Guarantor’s liability under it. This Guaranty shall inure to the benefit of Lender and its successors and assigns. This Guaranty is in addition to the guaranties of any other guarantors and any and all other guaranties of Borrower’s indebtedness or liabilities to Lender.

9. Guarantor represents and warrants to Lender that (i) Guarantor has taken all necessary and appropriate action to authorize the execution, delivery and performance of this Guaranty, (ii) execution, delivery and performance of this Guaranty do not conflict with or result in a breach of or constitute a default under Guarantor’s organizational documents or agreements to which it is party or by which it is bound, (iii) neither the execution nor delivery of this Agreement and related documents, including the Guaranty, nor the performance by the Guarantor of any of its obligations thereunder will contravene or constitute a default under any provision contained in any law, rule or regulation, and (iv) this Guaranty constitutes a valid and binding obligation, enforceable against Guarantor in accordance with its terms.

10. This Guaranty shall be governed by the laws of the State of California, without regard to conflicts of laws principles.

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IN WITNESS WHEREOF, the undersigned Guarantor has executed this Guaranty as of November 19, 2021.

Parker Clay, LLC

By:
Name:	Ian Bentley
Title:	CEO
Email:	ian@parkerclay.com

Accepted and Agreed

Costella Kirsch VII, L.P.

By:
Name:	Richard Ginn
Title:	Managing Member of the GP
Email:	rich@costellakirsch.com

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